Exhibit (h)(4)

Amendment No. 4
dated

December 15, 2025
to

SCHEDULE A

to the

Master Services Agreement

among

VELA Investment Management, LLC,

VELA Funds
and

Ultimus Fund Solutions, LLC

dated September 22, 2020, as amended

Fund Portfolio(s)

VELA Small Cap Fund

VELA Large Cap Plus Fund

VELA International Fund

VELA Income Opportunities Fund

VELA Short Duration Fund
VELA Small-Mid Cap Fund

The parties have duly executed this Amendment No. 4 to Schedule A as of the date first written above.

VELA Investment Management, LLC		Ultimus Fund Solutions, LLC

By:	/s/ R H Dillon	By:	/s/ Gary Tenkman
Name:	R H Dillon	Name:	Gary Tenkman
Title:	Chief Executive Officer	Title:	Chief Executive Officer

VELA Funds on its own behalf and on behalf of the Funds

By:	/s/ Jason Job
Name:	Jason Job
Title:	President